Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VG ACQUISITION CORP.,

CHROME MERGER SUB, INC.,

and

23ANDME, INC.

dated as of February 4, 2021

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ANNEXES

Annex A – Form of Newco Certificate of Incorporation

Annex B – Form of Newco Bylaws

Annex C – Voting and Support Agreement

Annex D – Sponsor Letter Agreement

Annex E – Form of Amended and Restated Registration Rights Agreement

Annex F – Form of Certificate of Merger

Annex G – Form of Incentive Equity Plan

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), dated as of February 4, 2021, is entered into by and among VG Acquisition Corp., a Cayman Islands exempted company (“VGAC”), Chrome Merger Sub, Inc., a Delaware corporation and a wholly owned direct Subsidiary of VGAC (“Merger Sub” and, together with VGAC, the “VGAC Parties”), and 23andMe, Inc., a Delaware corporation (the “Company”). VGAC, Merger Sub and the Company are referred to herein as the “Parties”. Section 1.01 sets forth definitions in respect of certain capitalized terms used in this Agreement, as well as cross-references to capitalized terms defined elsewhere in this Agreement.

RECITALS

WHEREAS, VGAC is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing, upon the terms and subject to the conditions of this Agreement, VGAC will domesticate as a Delaware corporation (“Newco”) in accordance with the DGCL and the Cayman Islands Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, VGAC will file a certificate of incorporation (the “Newco Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached as Annex A hereto and adopt bylaws substantially in the form attached as Annex B hereto;

WHEREAS, following the Domestication, upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation and continue its existence under the DGCL;

WHEREAS, the respective boards of directors or equivalent governing bodies of each of the VGAC Parties and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement (including, as applicable, the Domestication, the Merger and the issuance of Newco Common Stock in connection with the Merger) upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Act and the DGCL, as applicable;

WHEREAS, prior to the Merger, VGAC will provide an opportunity to its shareholders to have their issued and outstanding VGAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of VGAC, effective as of October 1, 2020 (as may be amended, restated or otherwise modified from time to time, the “VGAC Governing Document”), in connection with the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to VGAC’s willingness to enter into this Agreement, certain Company Shareholders have entered into a Voting and Support Agreement with VGAC attached as Annex C hereto (the “Voting and Support Agreement”);

WHEREAS, immediately following the effectiveness of the Registration Statement, the Company will obtain the approval of this Agreement by Company Shareholders comprising the Required Company Shareholders pursuant to a written consent in form and substance reasonably acceptable to VGAC (the “Company Shareholder Approval”), and deliver a copy of the Company Shareholder Approval to VGAC;

WHEREAS, concurrently with the execution and delivery of this Agreement, VGAC, Sponsor, the Company, and the other persons named therein and party thereto, have entered into a Sponsor Letter Agreement attached as Annex D hereto (the “Sponsor Letter Agreement”);

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, VGAC will cause the Registration Rights Agreement, dated October 1, 2020, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement attached as Annex E hereto (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the PIPE Investors and VGAC have entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 25,000,000 shares of Newco Class A Common Stock at the Reference Price immediately prior to the Effective Time (the “PIPE Financing” and the aggregate amount of the PIPE Financing, the “PIPE Financing Amount”); and

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the VGAC Parties and the Company agree as follows:

Article 1
Certain Definitions

Section 1.01. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Transaction” has the meaning given to such term in Section 9.10.

“Action” means any claim, action, suit, investigation, litigation, claim (including any crossclaim or counterclaim), assessment, arbitration, charge or proceeding (including any civil,

criminal, administrative, arbitral, investigative or appellate proceeding), in each case, that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Affiliate Transactions” has the meaning given to such term in Section 5.21(c)(iii).

“Agreement” has the meaning given to such term in the Preamble.

“Amended and Restated Registration Rights Agreement” has the meaning given to such term in the recitals hereto.

“Ancillary Agreements” means the Voting and Support Agreement, the Sponsor Letter Agreement, the Amended and Restated Registration Rights Agreement, the Letters of Transmittal, the Newco Certificate of Incorporation, the Newco Bylaws and the other agreements, instruments and documents expressly contemplated hereby.

“Announcement 8-K” has the meaning given to such term in Section 9.08.

“Annual Financial Statements” has the meaning given to such term in Section 5.07(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act and all other applicable anti-corruption laws.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 5.23(e).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Appraisal Shares” has the meaning given to such term in Section 4.04.

“Audited Financial Statements” has the meaning given to such term in Section 9.04(c).

“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all VGAC Share Redemptions), plus (ii) the net amount of proceeds actually received by VGAC pursuant to the PIPE Financing.

“Business Combination” has the meaning given to such term in the VGAC Governing Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act.

“Certificate of Merger” has the meaning given to such term in Section 3.01(a).

“Closing” has the meaning given to such term in Section 3.03.

“Closing Date” has the meaning given to such term in Section 3.03.

“Closing Press Release” has the meaning given to such term in Section 9.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Preamble.

“Company Benefit Plan” has the meaning given to such term in Section 5.15.

“Company Board” means the board of directors of the Company.

“Company Class A Common Stock” means Class A common stock, par value $0.00001 per share, of the Company.

“Company Class B Common Stock” means Class B common stock, par value $0.00001 per share, of the Company.

“Company Class C Common Stock” means Class C common stock, par value $0.00001 per share, of the Company.

“Company Cure Period” has the meaning given to such term in Section 11.01(d).

“Company Designees” has the meaning given to such term in Section 9.06.

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to VGAC concurrently with the execution and delivery of this Agreement.

“Company IT Systems” means any and all computers, Software, servers, workstations, routers, hubs, switches, racks, PCs, laptops, terminals, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (x) the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth herein or to perform their agreements or covenants hereunder; provided, however, that, in the case of the foregoing clause (x) only, no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either alone or in combination, shall be deemed to constitute a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Applicable Laws or GAAP, or regulatory policies or interpretations thereof; (ii) any change in interest rates or economic, financial or market conditions generally; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder), including the impact thereof on relationships with customers, suppliers or employees; provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect; (iv) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates; (v) any acts of war, sabotage, civil unrest or terrorism, changes in global, national, regional, state or local political or social conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, epidemic or pandemic (including the COVID-19 Pandemic), and any other force majeure event (natural or man-made), or any worsening of any of the foregoing; (vi) the compliance with the express terms of this Agreement, including any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or otherwise taken at the prior written request of VGAC or omitted to be taken to the extent attributable to VGAC unreasonably withholding its consent pursuant to Section 7.01; or (vii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, except in the case of clauses (i), (ii) and (iv), to the extent that any such effect, development, event, occurrence, fact, condition, circumstance or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Options” means each outstanding and unexercised option to purchase shares of common stock of the Company issued pursuant to any equity incentive plan sponsored or maintained by the Company, including, without limitation, the 23andMe, Inc. Equity Incentive Plan, whether or not then vested or fully exercisable, granted prior to the Effective Time to any current or former Service Provider of the Company (each such Service Provider, a “Company Optionholder”).

“Company Permits” has the meaning given to such term in Section 5.11(b).

“Company PII” means any and all Personally Identifiable Information that is Processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.

“Company Preferred Stock” means (A) Series A preferred stock, par value $0.00001 per share, of the Company, (B) Series B preferred stock, par value $0.00001 per share, of the Company, (C) Series C preferred stock, par value $0.00001 per share, of the Company, (D) Series D preferred stock, par value $0.00001 per share, of the Company, (E) Series E preferred stock, par value $0.00001 per share, of the Company, (F) Series F preferred stock, par value $0.00001 per share, of the Company and (G) Series F-1 preferred stock, par value $0.00001 per share, of the Company.

“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information, including the Data Protection Program.

“Company Shareholder Approval” has the meaning given to such term in the recitals hereto.

“Company Shareholders” means the holders of Company Shares.

“Company Shares” means shares of Company Class A Common Stock, shares of Company Class B Common Stock, shares of Company Class C Common Stock and shares of Company Preferred Stock.

“Company Shares Outstanding” means, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding Company Shares; and (ii) the number of Company Shares issued or issuable upon the exercise of all Vested Company Options.

“Company Voting Agreement” means that certain Eighth Amended and Restated Voting Agreement, dated as of December 9, 2020, by and among the Company and the Company Shareholders party thereto.

“Company Waiving Parties” has the meaning given to such term in Section 12.17.

“Completion 8-K” has the meaning given to such term in Section 9.08.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of December 4, 2020, by and between VGAC and the Company.

“Contracts” means any contract, agreement, subcontract, lease, sublease, license, sublicense, conditional sales contract, purchase or service order, license, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.

“COVID-19 Pandemic” means the novel coronavirus (SARS-CoV-2 or COVID-19), and any evolutions, mutations or variations thereof or any other related or associated public health condition, emergency, epidemics, pandemics or disease outbreaks.

“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).

“Data Protection Program” has the meaning given to such term in Section 5.14(a).

“DGCL” means the Delaware General Corporation Law.

“Domestication” has the meaning given to such term in the Recitals.

“Domestication Effective Time” has the meaning given to such term in Section 2.01.

“Effective Time” has the meaning given to such term in Section 3.03.

“Environmental Laws” means any Applicable Law relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing.

“Equity Value” means (i) $3,600,000,000 plus (ii) the aggregate exercise price payable with respect to each Vested Company Option.

“ERISA” has the meaning given to such term in Section 5.15.

“Exchange Act” has the meaning given to such term in Section 6.08.

“Exchange Agent” has the meaning given to such term in Section 4.05(a).

“Exchange Agent Agreement” means an exchange agent agreement in customary form to be entered into between Newco and the Exchange Agent.

“Exchange Pool” has the meaning given to such term in Section 4.05(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) the Reference Price.

“Financial Statements” has the meaning given to such term in Section 5.07(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court, arbitral body or tribunal, including any political subdivision thereof, or NYSE or any self-regulatory organization or arbitral body (public or private).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holders” means all Persons who hold one or more Company Shares as of immediately prior to the Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Equity Plan” has the meaning given to such term in Section 9.09.

“Indebtedness” has the meaning given to such term in Section 5.07(e).

“Insurance Policy” means all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including all: (i) patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexamination thereof) and all improvements to the inventions disclosed in each such patent and patent application, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, corporate names, logos and any and all other indications of origin, including all goodwill associated therewith, (iii) copyrights, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential information, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) Software, (vii) databases and data collections, (viii) all registrations, applications (whether provisional, pending or final) to register, and renewals of any of the foregoing, and all common law rights thereto, and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning given to such term in Section 9.03(a).

“Interim Financial Statements” has the meaning given to such term in Section 5.07(a).

“Interim Period” has the meaning given to such term in Section 7.01.

“Labor Contract” has the meaning given to such term in Section 5.12(a)(v).

“Leakage” means, without duplication, to the extent paid or incurred after the date hereof and prior to the Closing Date, in each case, other than Permitted Leakage: (i) any dividend (whether in the form of cash or other property) or distribution declared, made or paid, by the Company or any Subsidiary of the Company to any Related Party; (ii) any repurchase or redemption of any Equity Securities of the Company or any Subsidiary of the Company, other than any such repurchase or redemption of any Equity Securities by any Subsidiary of the Company of any Equity Securities owned by the Company or any of its Subsidiaries; (iii) any waiver or release (A) in favor of any Related Party of any sum or obligation owing by any such Related Party to the Company or any of its Subsidiaries or (B) of any claims or rights of the

Company or any of its Subsidiaries against any such Related Party, in each case, other than as expressly contemplated by this Agreement; (iv) any payments of any nature made to (or assets transferred to) any Related Party by the Company or any of its Subsidiaries; (v) any liabilities assumed or incurred for the benefit of any Related Party by the Company or any of its Subsidiaries, other than as expressly contemplated by this Agreement; (vi) the creation of any Lien over any asset of any Company or any of its Subsidiaries for the benefit of any Related Party (not including any benefit arising by virtue of the Related Party’s Equity Securities in the Company); (vii) any discharge or waiver by the Company or any of its Subsidiaries of any liability or obligation of any Related Party; (viii) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clause (i) through clause (vii) above; or (ix) any Tax which is payable by the Company or any of its Subsidiaries as a result of any of clause (i) through clause (viii) above.

“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.

“Letter of Transmittal” means a letter of transmittal in the Exchange Agent’s customary form and reasonably acceptable in form and substance to each of VGAC and the Company.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, encumbrance, license, security interest, claim, restriction or other lien or similar adverse claim of any kind in respect of such property or asset.

“Merger” has the meaning given to such term in Section 3.01(b).

“Merger Sub” has the meaning given to such term in the preamble hereto.

“Minimum Cash” means $500,000,000.

“Newco” has the meaning given to such term in the Recitals.

“Newco Board” has the meaning given to such term in Section 9.06.

“Newco Bylaws” has the meaning given to such term in Section 2.02.

“Newco Certificate of Incorporation” has the meaning given to such term in the recitals hereto.

“Newco Class A Common Stock” means Class A common stock of Newco, as set forth in the Newco Certificate of Incorporation.

“Newco Class B Common Stock” means Class B common stock of Newco, as set forth in the Newco Certificate of Incorporation.

“Newco Common Stock” means Newco Class A Common Stock and Newco Class B Common Stock.

“Newco Common Warrant” has the meaning given to such term in Section 2.03(c).

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning given to such term in Section 9.04(b).

“Open Source Software” means Software that (i) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (ii) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works or (c) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) the Apache Software Foundation License, (B) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (C) The Artistic License (e.g., PERL), (D) the Mozilla Public License, (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), (G) the Sun Industry Standards License (SISL), (H) Affero General Public License (AGPL), (I) Common Development and Distribution License (CDDL) or (J) any license or distribution agreements or arrangements now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.

“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with Applicable Law).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Parties” has the meaning given to such term in the preamble hereto.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient obtained by dividing (i) the Equity Value by (ii) the Company Shares Outstanding.

“Per Share Merger Consideration” means (i) other than as provided in clause (ii), with respect to any Company Share that is issued and outstanding immediately prior to the Effective Time, a number of shares of Newco Class A Common Stock equal to the Exchange Ratio and (ii) with respect to any share of Company Class B Common Stock (for the avoidance of doubt including shares of Company Class B Common Stock issued upon conversion of the Company Preferred Stock into Company Class B Common Stock immediately prior to the Effective Time), a number of shares of Newco Class B Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Leakage” means (i) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries, as applicable, in the Ordinary Course of Business in connection with the termination of employment of any employee of the Company or its Subsidiaries, (ii) any payment by the Company or any of its Subsidiaries to (or on behalf of, or for the benefit of) any Related Party in respect of salary, bonus or other ordinary course compensation, director or manager fees, reimbursement or advancement of expenses, indemnification or other benefits due to such individual in their capacity as an employee, independent contractor or director of the Company or any of its Subsidiaries, together with any employer-paid portion of any employment or payroll Taxes related thereto, in each case, in the Ordinary Course of Business or (iii) any payments made by the Company or any of its Subsidiaries to a Related Party in the Ordinary Course of Business pursuant to any of the Affiliate Transactions.

“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (iv) Liens on real property (including zoning, building, or other similar restrictions, variances, covenants, rights of way, encumbrances, easements, covenants, rights of way and similar restrictions of record and irregularities in title) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) statutory, common law and contractual Liens of landlords with respect to leased real property and the rights of lessors under any leases, (vi) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (vii) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of the Company, (viii) Liens that do not result in a material liability to the Company and its Subsidiaries or materially interfere with the present use of the assets of the Company or the rights of the Company under its licenses or leases, taken as a whole, and (ix) Liens described on Section 1.01(a) of the Company Disclosure Schedule.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used,

directly or indirectly, to identify, contact or locate the individual, (ii) information that enables a person to contact the individual (such as information contained in a cookie or electronic device fingerprint) (iii) “personal data” as that or a similar term is defined under any applicable Law and (iv) other information, the Processing of which is regulated by an applicable Law in relation to data protection or data privacy. Personally Identifiable Information includes (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation or characteristic, (F) individual medical or health information, including protected health information governed by the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and (G) geolocation information.

“PIPE Financing” has the meaning given to such term in the recitals hereto.

“PIPE Financing Amount” has the meaning given to such term in the recitals hereto.

“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant (and signatory) to a PIPE Subscription Agreement entered into with VGAC on or prior to the date hereof.

“PIPE Subscription Agreements” has the meaning given to such term in the recitals hereto.

“Pre-Closing VGAC Holders” means the Members (as defined in the VGAC Governing Document) of VGAC at any time prior to the Effective Time.

“Privacy Requirements” means any and all (i) Company Privacy Policies, (ii) Contracts involving the Processing of Personally Identifiable Information, (iii) applicable Laws that apply to the security, privacy or Processing of Personally Identifiable Information or other data, (iv) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information to which the Company or any of its Subsidiaries purport to adhere and (v) binding guidance issued by any Governmental Authority that pertains to any of the applicable Laws or principles outlined in the foregoing clauses (iii) or (iv).

“Process”, “Processed” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.

“Prospectus” has the meaning given to such term in Section 7.04.

“Proxy Statement” has the meaning given to such term in Section 9.04(a).

“Reference Price” means $10.00 per share.

“Registered Intellectual Property” means all registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by VGAC under the Securities Act with respect to Newco Common Stock to be issued pursuant to this Agreement.

“Related Party” has the meaning given to such term in Section 5.21.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Required Company Shareholders” means the Company Shareholders described on Section 1.01(b) of the Company Disclosure Schedule.

“Rollover Elected Vested Options” means those Vested Company Options that have been elected by Rollover Eligible Holders to be assumed by VGAC pursuant to the procedures set forth on Section 4.02(a) of the Company Disclosure Letter.

“Rollover Eligible Holders” means those officers of the Company set forth on Section 4.02(a) of the Company Disclosure Letter under the heading “Rollover Eligible Holders”.

“Sanctions” has the meaning given to such term in Section 5.23(d).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning given to such term in Section 6.08(a).

“Section 16” has the meaning given to such term in Section 8.04.

“Section 262” has the meaning given to such term in Section 4.04.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any incident involving (i) information security breaches, intrusions or failures of the Company IT Systems or (ii) unauthorized access, use, theft, extraction, Processing, transfer, modification, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware and ransomware), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.

“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Significant Contract” has the meaning given to such term in Section 5.12(a).

“Signing Press Release” has the meaning given to such term in Section 9.08.

“Software” means any and all (i) computer, mobile, or device software, programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Sponsor” means VG Acquisition Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Letter Agreement” has the meaning given to such term in the Recitals.

“Subsidiary” means, with respect to a specified Person, a corporation or other entity (i) of which 50% or more of the voting power of the Equity Securities is owned, directly or indirectly, by such specified Person or (ii) with respect to which such specified Person controls the management.

“Surviving Corporation” has the meaning given to such term in Section 3.01(b).

“Surviving Provisions” has the meaning given to such term in Section 11.02.

“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

“Terminating Company Breach” has the meaning given to such term in Section 11.01(d).

“Terminating VGAC Breach” has the meaning given to such term in Section 11.01(e).

“Termination Date” has the meaning given to such term in Section 11.01(b).

“Top 10 Vendors” has the meaning given to such term in Section 5.22.

“Transaction Proposals” has the meaning given to such term in Section 9.05(a).

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust Account” means the account established by VGAC for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 2, 2020, by and between VGAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Vested Company Option” means a vested Company Option (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the transactions contemplated hereby on a cash exercise basis).

“VGAC” has the meaning given to such term in the Preamble.

“VGAC Board Recommendation” has the meaning given to such term in Section 6.02(c).

“VGAC Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of VGAC.

“VGAC Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of VGAC.

“VGAC Common Warrant” means a right to acquire VGAC Ordinary Shares that was included in the units sold as part of VGAC’s initial public offering.

“VGAC Cure Period” has the meaning given to such term in Section 11.01(e).

“VGAC Designee” has the meaning given to such term in Section 9.06.

“VGAC Disclosure Schedule” means the confidential disclosure schedule delivered by VGAC to the Company concurrently with the execution and delivery of this Agreement.

“VGAC Extraordinary General Meeting” has the meaning given to such term in Section 9.05.

“VGAC Financials” has the meaning given to such term in Section 6.08(b).

“VGAC Governing Document” has the meaning given to such term in the Recitals.

“VGAC Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of the VGAC Parties to timely consummate the Closing (including the Merger) on the terms set forth herein or to perform their agreements or covenants hereunder.

“VGAC Material Contract” has the meaning given to such term in Section 6.14.

“VGAC Ordinary Shares” means VGAC Class A Ordinary Shares and VGAC Class B Ordinary Shares.

“VGAC Share Redemption” means the election of an eligible (as determined in accordance with the VGAC Governing Document) Pre-Closing VGAC Holder to exercise its VGAC Shareholder Redemption Right in connection with the consummation of the transactions contemplated by this Agreement.

“VGAC Shareholder Approval” means the approval of the Transaction Proposals (other than the Transaction Proposal contemplated by clause (ix) of the definition thereof), in each case, by at least two-thirds of votes cast by the holders of VGAC Ordinary Shares at the VGAC Extraordinary General Meeting, or such other standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the VGAC Governing Document.

“VGAC Shareholder Redemption Right” means the right to elect an IPO Redemption, as such term is defined in Section 49.5 of the VGAC Governing Document.

“VGAC Sponsor Warrant” means a right to acquire VGAC Ordinary Shares that was issued to Sponsor in a private placement as part of VGAC’s initial public offering.

“VGAC Warrants” means VGAC Common Warrants and VGAC Sponsor Warrants.

“Voting and Support Agreement” has the meaning given to such term in the recitals hereto.

“WARN” has the meaning given to such term in Section 5.16(b).

Section 1.02. Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section” and “Annex” refer to the specified Article, Section or Annex of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such phrase or phrases or words of like import, (vii) the word “or” shall be disjunctive but not exclusive and (viii) references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to any of the VGAC Parties means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the VGAC Parties no later than 8:00 p.m. on the day immediately prior to the date hereof.

(b)       All Annexes or Schedules (including the Company Disclosure Schedule and the VGAC Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the VGAC Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.

(c)       Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the VGAC Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the VGAC Disclosure Schedule, respectively.

(d)       Unless the context of this Agreement otherwise requires, references to any statute, law or other Applicable Law shall include all regulations and rules promulgated thereunder and references to any statute, law or other Applicable Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)       References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(f)       The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party.

(g)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York and (ii) references from or through any date mean, unless otherwise specified, from and including or through and including, such date, respectively.

(h)       The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)       The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(j)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(k)       All monetary figures used herein, including references to “$,” shall be in United States dollars unless otherwise specified.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed on Section 1.03 of the Company Disclosure Schedule and (b) in the case of VGAC, Josh Bayliss and Evan Lovell.

Article 2
Domestication

Section 2.01. Domestication. Subject to receipt of the VGAC Shareholder Approval, prior to the Effective Time, VGAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Certificate of Incorporation of Newco in substantially the form attached as Annex A hereto, in each case, in accordance with the provisions thereof and Applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The

Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by VGAC and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

Section 2.02. Bylaws of VGAC. VGAC shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Newco shall be substantially in the form attached as Annex B hereto (the “Newco Bylaws”).

Section 2.03. Effects of the Domestication on the Share Capital of VGAC. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the VGAC Parties or any holder of VGAC Ordinary Shares or VGAC Warrants:

(a)       each then issued and outstanding VGAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Newco Class A Common Stock;

(b)       each then issued and outstanding VGAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Newco Class A Common Stock;

(c)       each then issued and outstanding VGAC Common Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Newco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted VGAC Common Warrant (a “Newco Common Warrant”); and

(d)       each then issued and outstanding VGAC Sponsor Warrant will convert automatically, on a one-for-one basis, into a Newco Common Warrant, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted VGAC Sponsor Warrant.

Article 3
Merger; Closing

Section 3.01. Merger.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, with the Company being the surviving corporation (the “Merger”). The Merger shall be evidenced by a Certificate of Merger filed by Merger Sub and the Company with the Secretary of State of the State of Delaware in substantially the form attached as Annex F hereto (the “Certificate of Merger”).

(b)       Upon consummation of the Merger at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (the “Surviving Corporation”), shall continue its corporate existence under the DGCL.

Section 3.02. Effects of the Merger. From and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DGCL.

Section 3.03. Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, commencing at 10:00 a.m. (New York time) on the date which is three Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as VGAC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10, the VGAC Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by VGAC and the Company in writing and specified in the Certificate of Merger, but in any event not prior to the Domestication Effective Time (the “Effective Time”).

Section 3.04. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that the name of the Company reflected therein shall be “23andMe, Inc.” At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation and under the DGCL.

Section 3.05. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation (and all directors of Merger Sub immediately prior to the Effective Time shall be removed as of the Effective Time), each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be a director or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

Article 4
Effects of the Merger on the Company Shares; Closing Deliveries

Section 4.01. Conversion of Company Shares. The solicitation by the Company of the Company Shareholder Approval shall include the solicitation of the affirmative vote or written consent to the voluntary conversion of the Company Preferred Stock into shares of Company Class B Common Stock from such holders of Company Preferred Stock as is necessary for the Company Preferred Stock to be automatically converted into shares of Company Class B Common Stock effective as of immediately prior to the Effective Time. At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication), by virtue of the Merger and without any action on the part of the VGAC Parties, the Company, any Company Shareholder or any other Person, and subject to Section 4.04 with respect to Appraisal Shares, each Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive the applicable Per Share Merger Consideration. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.01.

Section 4.02. Treatment of Company Options.

(a)       At the Effective Time, all of the Vested Company Options (other than Rollover Elected Vested Options) outstanding and unexercised immediately prior to the Effective Time will, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be deemed exercised and converted into the right to receive Newco Class A Common Stock, and the applicable number of shares of Newco Class A Common Stock (with fractional shares of a Company Optionholder aggregated and rounded down to the nearest whole share) shall be determined by finding the quotient of (i) (A) the number of shares of Company Class A Common Stock underlying the vested portion of the Company Option, multiplied by (B) (x) the Per Share Equity Value less (y) the per share exercise price of such Company Option minus (C) the applicable withholding taxes relating to the deemed exercise of such Vested Company Option divided by (ii) the Reference Price. As of the Effective Time, all Vested Company Options (other than Rollover Elected Vested Options) shall no longer be outstanding and each holder of Vested Company Options shall cease to have any rights with respect to such Vested Company Options that are not Rollover Elected Vested Options, except as set forth in this Section 4.02(a). Procedures and methodologies for determining Rollover Elected Vested Options and the treatment thereof are set forth on Section 4.02(a) of the Company Disclosure Letter.

(b)       At the Effective Time, all of the unvested Company Options and all of the Rollover Elected Vested Options outstanding and unexercised immediately prior to the Effective Time, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, will be assumed by VGAC, and each such Company Option shall be converted into a stock option (each, a “Converted Option”) to purchase shares of Newco Class A Common Stock. Each such Converted Option as so assumed and converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including vesting (if applicable), expiration date and exercise provisions), except that, as of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Newco Class A Common Stock determined by multiplying the number of Company Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided, that the exercise price and the number of shares of Newco Class A Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Newco Class A Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. As of the Effective Time, all unvested Company Options and Rollover Elected Vested Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such unvested Company Options and Rollover Elected Vested Options, except as set forth in this Section 4.02(b).

(c)       Prior to the Effective Time, the Company shall deliver to each Company Optionholder a notice setting forth the effect of the Merger on such Company Optionholder’s Company Options and describing the treatment of such Company Options in accordance with this Section 4.02.

Section 4.03. Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the VGAC Parties, the Company or any other Person, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 4.04. Appraisal Shares.

(a)       Notwithstanding anything in this Agreement to the contrary, any Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and has properly demanded appraisal of such shares in connection with the Merger pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262” and such shares, “Appraisal Shares”) shall not be converted into the right to receive the consideration contemplated to be payable in respect thereof by this Article 4, and instead, such Appraisal Shares shall automatically be cancelled and shall cease to exist and the holders of such Appraisal Shares shall cease to have any rights with respect thereto except such rights as may be granted to such holders pursuant to Section 262; provided that if any holder of Appraisal Shares shall, as of the Effective Time, fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the consideration contemplated to be payable in respect thereof by this Article 4. From and after the Effective Time, Appraisal Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Appraisal Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b)       The Company shall provide prompt notice to VGAC of any demand, or any notices of intent to make demand, for appraisal of any Company Shares, withdrawals of such demands and any other instruments served pursuant to Section 262, in each case, received by the Company. VGAC shall have the right and opportunity to participate in all negotiations and Actions with respect to any demand or threatened demand for appraisal of any Company Shares in connection with the Merger, including those that take place prior to the Effective Time, and any other Action brought against the Company (or any of its directors, officers or employees (in their capacities as such)) by a current or former Company Shareholder related to the transactions contemplated hereby, and the Company shall not settle any such Action without VGAC’s prior written consent.

(c)       Notwithstanding anything to the contrary herein, the Per Share Merger Consideration deposited with the Exchange Agent pursuant hereto in respect of any Appraisal Shares shall be returned to Newco (or one of its designated Affiliates) upon its written demand, which demand may be made by Newco at any time after the date that is 180 days after the Effective Time, and no Company Shareholder shall be entitled to such Per Share Merger Consideration; provided that the holders of the applicable Appraisal Shares have not previously withdrawn or lost appraisal rights under the DGCL.

Section 4.05. Exchange Pool; Letter of Transmittal.

(a)       Immediately prior to or at the Effective Time, VGAC shall deposit, or cause to be deposited, with an exchange agent selected by the Company and reasonably acceptable to VGAC (the “Exchange Agent”) evidence in book-entry form of shares of Newco Common Stock representing the number of shares of Newco Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (the “Exchange Pool”).

(b)       Within two Business Days following the initial filing of the Registration Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder (to the extent not previously so delivered) a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent but in no event prior to the Effective Time. No Holder shall be entitled to receive the Per Share Merger Consideration unless such Holder has delivered a completed and duly executed Letter of Transmittal to the Exchange Agent (which, for the avoidance of doubt, shall include written notice of the lock-up provisions set forth in the Newco Bylaws applicable to the Newco Common Stock comprising the Per Share Merger Consideration). Each Holder that has not delivered a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent after the Effective Time, shall be entitled to receive from the Exchange Agent the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01. With respect to any Holder of Company Shares that delivers a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, VGAC shall instruct the Exchange Agent to pay such Holder the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 at or promptly after the Closing. From and after the Effective Time, all previous Holders of Company Shares shall cease to have any rights as Holders other than the right to receive the Per Share Merger Consideration to which such Holder is entitled pursuant to Section 4.01 upon the delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent, without interest. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the transfer books of the Surviving Corporation.

(c)       Notwithstanding anything to the contrary contained herein, no fraction of a share of Newco Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and unless otherwise specifically provided in this Agreement, each Person who would otherwise be entitled to a fraction of a share of Newco Common Stock (after aggregating all shares of Newco Common Stock to which such Person otherwise would be entitled) shall instead have the number of shares of Newco Common Stock issued to such Person rounded up to the nearest whole share of Newco Common Stock.

Section 4.06. Closing Deliverables.

(a)       At or prior to the Closing, the Company shall deliver or cause to be delivered:

(i)       the Amended and Restated Registration Rights Agreement, duly executed by the respective Holders party thereto;

(ii)       a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled; and

(iii)       a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that the Company is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2); provided that if the Company fails to deliver such certificate, the transactions shall nonetheless be able to close and Newco shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code.

(b)       At or prior to the Closing, Newco shall deliver or cause to be delivered:

(i)       the Amended and Restated Registration Rights Agreement, duly executed by Sponsor and Newco;

(ii)       a certificate signed by an officer of Newco, dated the Closing Date, certifying that the conditions specified in Section 10.03(a), Section 10.03(b), Section 10.03(c) and Section 10.03(e) have been fulfilled; and

(iii)       resignations, effective as of the Effective Time, from each officer and director of each VGAC Party.

Section 4.07. Exchange Agent. Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is 12 months after the Effective Time, Newco shall instruct the Exchange Agent to deliver to Newco any remaining portion of the Exchange Pool, Letters of Transmittal and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to Newco (subject to applicable abandoned property, escheat or other similar Applicable Laws), as general creditors thereof, for satisfaction of such Holder’s claim for the Per Share Merger Consideration that such Holder may have the right to receive pursuant to this Article 4 without any interest thereon.

Section 4.08. No Liability; Withholding.

(a)       None of VGAC, Newco, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding any other provision of this Agreement, any portion of the Per Share Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(b)       Each of VGAC, Newco, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any Applicable Law. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with Applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article 5
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (subject to Section 12.14), the Company represents and warrants to the VGAC Parties as of the date hereof and as of the Closing Date as follows:

Section 5.01. Corporate Existence and Power.

(a)       The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)       A true and complete copy of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware, and a true and correct copy of the bylaws of the Company have, in each case, been made available by the Company to VGAC and each is in full force and effect and the Company is not in violation of any of the provisions thereof.

(c)       The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.02. Corporate Authorization.

(a)       The Company has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.03) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and, except for the Company Shareholder Approval, no other corporate or similar organizational action on the part of the Company or any of its Subsidiaries or any holders of any Equity Securities of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is (or is specified to be) a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company is (or is specified to be) a party, when executed and delivered by the Company, will be duly and validly executed and delivered by the Company, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       The Company Board has unanimously (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Holders, (iii) directed that the adoption of this Agreement be submitted for approval by the Company Shareholders and (iv) resolved to recommend that the

Company Shareholders approve this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 5.03. Governmental Authorizations; Consents. No consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) the filing of the Certificate of Merger in accordance with the DGCL and (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is (or is specified to be) a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any Applicable Law, (b) contravene, conflict with, or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (c) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.03, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any Significant Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in the case of clauses (a), (c) and (d) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05. Subsidiaries. The sole Subsidiary of the Company is set forth on Section 5.05 of the Company Disclosure Schedule. The outstanding Equity Securities of the Company’s Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company owns of record and beneficially all the issued and outstanding Equity Securities of such Subsidiary free and clear of any Liens other than Permitted Liens. Such Subsidiary is in the process of being liquidated and has no assets or operations other than those associated with its dissolution and winding-up.

Section 5.06. Capitalization.

(a)       All of the issued and outstanding Company Shares have been duly authorized and validly issued in accordance with all Applicable Laws, including all applicable federal securities laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Shares), other than generally applicable transfer restrictions imposed by applicable securities laws. Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of January 30, 2021, of the issued and outstanding Company Shares, and the holders thereof. Other than the Company Shares shown on Section 5.06(a) of the Company Disclosure Schedule, Company Shares issued upon the exercise of Company Options after January 30, 2021, and the Company Shares issued upon the conversion of the Company Preferred Stock into shares of Company Class B Common Stock immediately prior to the Effective Time, there are no other issued or outstanding Equity Securities of the Company.

(b)       The Company has made available to VGAC a true, correct and complete list, as of January 30, 2021, of all of the Company Options that are authorized, issued or outstanding and the holders of such Company Options, the applicable exercise price, vesting schedule, grant date and expiration date. Other than the Company Options and as described in Section 5.06(a), there are no Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. Each Company Option was granted with a per share exercise price that was no less than the fair market value of a Company Share on the date of grant and in accordance with, or pursuant to compliant reliance on an exemption from, applicable securities law. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary of the Company.

Section 5.07. Financial Statements.

(a)       The Company has made available to VGAC true and complete copies of (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2020 and March 31, 2019, and the unaudited consolidated statements of operations and comprehensive loss of the Company and its Subsidiaries for the twelve months ended March 31, 2020 and March 31, 2019 (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the unaudited consolidated statement of operations and comprehensive loss of the Company and its Subsidiaries for the nine months ended December 31, 2020 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements present and, when delivered pursuant to Section 9.04(c), the Audited Financial Statements will present fairly, in all material respects, the consolidated financial position, results of operations, and changes in members’ equity and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements or

Audited Financial Statements, as applicable, in conformity with GAAP consistently applied throughout the period indicated (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items required by GAAP and for normal and recurring year-end adjustments that are not material).

(b)       The Audited Financial Statements, when issued, will have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(c)       To the knowledge of the Company, the systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.

(d)       Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(e)       As of the date hereof, the Company and its Subsidiaries do not have any (i) indebtedness, whether or not contingent, for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument (collectively, “Indebtedness”).

Section 5.08. Undisclosed Liabilities. There is no liability, debt or obligation of the Company or any of its Subsidiaries (x) required to be set forth on a balance sheet of the Company in accordance with GAAP or (y) that is, to the knowledge of the Company, material, in each case except for liabilities, debts and obligations (a) as (and to the extent) reflected or reserved for on the balance sheet of the Company included in the Interim Financial Statements, (b) that have arisen since March 31, 2020 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, infringement or violation of Applicable Law) or (c) incurred in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act.

Section 5.09. Absence of Changes.

(a)       Since December 31, 2020 through the date hereof, there has not been any Company Material Adverse Effect.

(b)       Since December 31, 2020, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Section 7.01 if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 5.10. Litigation and Proceedings. Since January 1, 2018, there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, (i) for routine claims for benefits in the Ordinary Course of Business with respect to Company Benefit Plans and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.

Section 5.11. Compliance with Laws; Permits.

(a)       The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a material violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged material violation of any Applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Applicable Law, and (iii) none of the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Applicable Law.

(b)       The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding written or, to the knowledge of the Company, oral notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, and (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with all material Company Permits applicable to the Company or such Subsidiary, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.12. Significant Contracts.

(a)       Section 5.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party or is bound by falling within the following categories and existing as of the date hereof (each Contract required to be listed on Section 5.12(a) of the Company Disclosure Schedule and, as of the Closing, any other Contract in existence that would have been required to be disclosed pursuant to Section 5.12(a) if in existence on the date hereof, a “Significant Contract”):

(i)       any Contract, the performance of which involves payments (A) by the Company or its Subsidiaries in the aggregate in excess of $2,000,000 during calendar year 2020 or that would reasonably be expected to be in excess of $2,000,000 during calendar year 2021 or (B) to the Company or its Subsidiaries in the aggregate in excess of $2,000,000 during calendar year 2020 or that would reasonably be expected to be in excess of $2,000,000 during calendar year 2021 (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(ii)       any Contract for the voting of Equity Securities of the Company or any of its Subsidiaries;

(iii)       any Contract with a Top 10 Vendor (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(iv)       each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual base compensation in excess of  $300,000;

(v)       each collective bargaining Contract (a “Labor Contract”);

(vi)       any Contract in respect of Leased Real Property;

(vii)       (A) any material Contract under which the Company or any of its Subsidiaries grants to a third party any right, license or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any right, license or covenant not to sue from a third party with respect to any material Intellectual Property, other than non-exclusive licenses of commercial off-the-shelf Software that are available to the public generally, with annual license, maintenance, support and other fees of less than $150,000;

(viii)       any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment (other than non-disclosure agreements and confidentiality agreements entered into in the Ordinary Course of Business), (2) grants exclusive or preferential rights or “most favored nations” status to any person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $1,000,000 in the aggregate during any calendar year, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners;

(ix)       any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than pursuant to Contracts (i) involving immaterial advances made to an employee of the Company or any of its Subsidiaries or (ii) for goods and services, in each case in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $150,000;

(x)       any Contract with any Governmental Authority;

(xi)       each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);

(xii)       each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Surviving Corporation and its Subsidiaries after the Closing Date;

(xiii)       any Contract establishing any joint venture, strategic alliance, partnership or other material collaboration;

(xiv)       any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and

(xv)       any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.

(b)       True and correct copies of each Significant Contract as of the date hereof have been delivered to or made available to VGAC. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the Company, and to the knowledge of the Company the other parties thereto, and is enforceable against the Company, and to the knowledge of the Company against the other parties thereto, in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the

Company, any other party to any such Significant Contract is in breach of or in default under such Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of any material breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.

Section 5.13. Intellectual Property.

(a)       Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all Registered Intellectual Property, including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the application, registration or issue date. Each item of Registered Intellectual Property in all material respects (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part, (B) has been maintained effective by all requisite filings, renewals and payments and (C) is subsisting and in full force and effect and, to the Company’s knowledge, valid and enforceable.

(b)       The Company and its Subsidiaries (i) solely and exclusively own all Owned Intellectual Property and (ii) hold all right, title and interest in and to all Owned Intellectual Property and Licensed Intellectual Property free and clear of all Liens (other than any Permitted Liens).

(c)       The Company and its Subsidiaries use commercially reasonable efforts in accordance with normal industry practice to maintain, enforce and protect the confidentiality of all Intellectual Property owned by the Company and its Subsidiaries the value of which to their business is contingent upon maintaining the confidentiality thereof, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such Intellectual Property. There has been no disclosure by the Company or any of its Subsidiaries to third parties of any material trade secrets or confidential information owned by the Company other than under written confidentiality agreements.

(d)       The Company and its Subsidiaries own or have a valid right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted, and the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, or impairment of any Owned Intellectual Property or any Licensed Intellectual Property, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e)       To the knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company, its Subsidiaries, and the conduct of their business is not infringing, misappropriating or otherwise violating any third party’s Intellectual Property rights. No Action is pending, or to the knowledge of the Company, since January 1, 2018, has been threatened in writing against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property, in each instance that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property or Licensed Intellectual Property in any material respect.

(f)       No funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any material Owned Intellectual Property, except for any such finding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining ownership or other exclusive rights to such Owned Intellectual Property.

(g)       All current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights, title and interest in and to such Owned Intellectual Property to the Company pursuant to binding written agreements containing present-tense assignment language. No such employee, independent contractor or consultant has asserted in writing any right, license, claim or interest whatsoever in or with respect to any such Owned Intellectual Property.

(h)       The use of Open Source Software by the Company and its Subsidiaries and in the operation of their businesses, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries, is in compliance with the terms and conditions of all applicable licenses for such Open Source Software. None of the Software included in the Owned Intellectual Property or otherwise distributed by the Company contains any Software that is licensed under any terms or conditions that require, as a condition to the use, modification or distribution of such Open Source Software, that any such Software included in the Owned Intellectual Property be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(i)       The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than pursuant to written and binding confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any Owned Intellectual Property to any Person. To the Company’s knowledge, there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any such Software.

(j)       The Company IT Systems operate and perform in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology.

Section 5.14. Data Privacy and Security.

(a)       The Company and its Subsidiaries have developed, implemented and maintained a written data protection, data privacy and cybersecurity program (the “Data Protection Program”) that is in compliance in all material respects with all Privacy Requirements. To the knowledge of the Company, the Company and its Subsidiaries have not experienced any Security Incident that (i) was material or (ii) otherwise in respect of which the Privacy Requirements would require or recommend the Company or its Subsidiaries notify any Person or Governmental Authority, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, no Person has claimed any compensation or damages from the Company or any of its Subsidiaries, or has brought or, to the knowledge of the Company, threatened in writing to bring any Action against the Company or any of its Subsidiaries in relation to any actual or alleged Security Incident or otherwise for or arising as a result of any actual or alleged violation, breach or other non-compliance with or of any Privacy Requirement in each instance that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)       The Company and its Subsidiaries have at all times complied in all material respects with all Privacy Requirements with respect to the Processing of Personally Identifiable Information and other data, including (i) providing adequate notice and obtaining any necessary consents from customers required for the Processing of the Company PII as conducted by or on behalf of the Company or any of its Subsidiaries and (ii) abiding by any privacy choices (including opt-outs, do-not-calls or similar choices) of end users relating to Personally Identifiable Information. The Company and its Subsidiaries are not, and since January 1, 2018, have not been, subject to a Governmental Order of, or have received a written notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to train such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII, in each case in all material respects.

(c)       To the knowledge of the Company, each of the Company’s and its Subsidiaries’ third-party data suppliers, vendors, and partners that Process any Company PII or other

Personally Identifiable Information on behalf of the Company or its Subsidiaries are in compliance in all material respects with the Privacy Requirements and there have been no unauthorized or illegal Processing, or other breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any such supplier, vendor or other partner of any Privacy Requirements.

(d)       To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not breach any Privacy Requirements in any material respect.

Section 5.15. Company Benefit Plans.

(a)       Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement medical or life insurance, health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance or guaranteed bonus or similar payment), in each case whether written or unwritten (i) that is maintained, sponsored, or contributed to (or required to be contributed to) by the Company or any of its Affiliates for the benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability.

(b)       With respect to each Company Benefit Plan, the Company has delivered or made available to VGAC copies of, if applicable, (i) such Company Benefit Plan (or, if oral, a written summary thereof) and any trust or funding agreement related thereto, (ii) the most recent summary plan description (if applicable), (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (iv) all material correspondence or other communications received from any Governmental Authority regarding such Company Benefit Plan, and (v) the most recent determination or opinion letter issued by the Internal Revenue Service.

(c)       Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established, maintained, and administered in compliance with its terms and all Applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act (as amended), (ii) all contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made, and (iii) all forms, reports, or returns required to be filed with the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to each Company Benefit Plan have been timely and properly filed.

(d)       Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified and no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan.

(e)       None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that is treated as a “single employer” together with, or under “common control” or part of a “controlled group” with, any of the foregoing (within the meaning of Section 414(b), (c), (m), or (o) of the Code) sponsors, maintains, contributes to (or is obligated to contribute to), or has any material liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, contributed to (or was obligated to contribute to), or had any material liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “multiple employer plan” (as described in Section 210 of ERISA). No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance, or other employee welfare benefits to any Person, except as may be required by COBRA or similar Applicable Law.

(f)       There are, and since January 1, 2018, there have been, (i) no pending or, to the knowledge of the Company, threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or similar proceedings pending or, to the knowledge of the Company, threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Company Benefit Plan.

(g)       Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in all material respects in compliance with Section 409A of the Code. There is no agreement, plan, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any Person for excise Taxes, penalties or interest pursuant to Section 4999 of the Code or additional Taxes, penalties or interest pursuant to Section 409A of the Code.

(h)       Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including severance, golden parachute, bonus, commission, or otherwise), becoming due to any current or former Service Provider, (ii) result in any forgiveness of indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

Section 5.16. Labor Matters.

(a)       The Company has made available to VGAC a complete and accurate list of all current employees and independent contractors of the Company and its Subsidiaries as of January 30, 2021.

(b)       Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c)       Since January 1, 2018, (i) the Company and each of its Subsidiaries has been in compliance in all material respects with all Applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there are no pending or, to the knowledge of the Company, threatened complaints against the Company or its Subsidiaries regarding unfair labor practices before the National Labor Relations Board or any other Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to the Employment Laws that would reasonably be expected to result in material liability to the Company and (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages.

(d)       Neither the Company nor any of its Subsidiaries has any “joint employer” liability with respect to any use of service providers, including any independent contractors or other Persons employed by a third-party employment agency or similar provider. Since January 1, 2018, (i) no current or former Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against any current or former officer or director of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider.

Section 5.17. Taxes.

(a)       All material federal, state, local and foreign Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)       The Company and its Subsidiaries have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(c)       Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(d)       All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(e)       None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of, nor to the knowledge of the Company is there currently, (i) any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn, or (ii) any audit or other proceeding by any Governmental Authority that is pending or in progress with respect to any Taxes due from the Company or any of its Subsidiaries.

(f)       Neither the Company nor any of its Subsidiaries has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Company or such Subsidiary has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.

(g)       Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(h)       Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.

(i)       Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(j)       Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

(k)       Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the Ordinary Course of Business; (v) any investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing or (vi) Section 965 of the Code, Section 951A or any “subpart F income” under Section 951(a) of the Code with respect to transactions made prior to the Closing.

(l)       Neither the Company nor any of its Subsidiaries has any obligation to make any payment described in Section 965(h) of the Code.

(m)       Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)       The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and its Subsidiaries have utilized.

(o)       Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act, or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(p)       To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.18. Insurance. With respect to each Insurance Policy: (a) the policy is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no written or, to the knowledge of the Company, oral notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2018, and (e) there are no claims by the Company nor any of its Subsidiaries pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. The Insurance Policies provide coverage to the Company and its Subsidiaries that to the knowledge of the Company are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).

Section 5.19. Real Property; Assets.

(a)       Neither the Company nor any of its Subsidiaries owns or has owned any real property. Section 5.19(a) of the Company Disclosure Schedule contains a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.

(b)       Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession under, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.

(c)       Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

(d)       There are no pending, or to the knowledge of the Company, threatened (i) Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii) sales or dispositions in relation to any such Action or proceeding.

(e)       The Company and its Subsidiaries have good title to, or in the case of leased properties and assets, have valid leasehold interests in, all of the property and assets (whether personal, tangible or intangible) reflected on the Interim Financial Statements or acquired by the Company and its Subsidiaries after the date of the Interim Financial Statements, except for properties, assets and rights sold since the date of the Interim Financial Statements in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to Section 7.01) or where the failure to have such good title or valid leasehold interests would not be material to the Company and its Subsidiaries, taken as a whole. None of such property, assets and rights is subject to any Lien (other than Permitted Liens). The assets of the Company and its Subsidiaries to be acquired by VGAC pursuant to this Agreement constitute all material tangible assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated.

Section 5.20. Environmental Matters.

(a)       The Company and its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance with all Environmental Laws in all material respects, and all Permits held by the Company pursuant to applicable Environmental Laws are in all material respects in full force and effect and to the knowledge of the Company no appeal or any other Action is pending to revoke or modify any such Permit.

(b)       No written or, to the knowledge of the Company, oral notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)       Neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Environmental Laws).

(d)       Copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to VGAC.

Section 5.21. Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries), no (a) Company Shareholder holding 5% or more of the Company Common Stock (on an as-converted basis), (b) former or current director, officer, manager or employee of the Company or any of its Subsidiaries or (c) any Affiliate or

“associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 5.22. Vendors. Section 5.22 of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the 12 month period ended December 31, 2020 (the “Top 10 Vendors”), and the amount of consideration paid to such suppliers for such period. Since December 31, 2020, no Top 10 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 10 Vendors stating the intention of such Person to do so.

Section 5.23. Certain Business Practices; Anti-Corruption.

(a)       The Company and its Subsidiaries, and to the knowledge of the Company each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf, have complied with and are in compliance in all material respects with Anti-Corruption Laws.

(b)       Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of

(i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c)       The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d)       Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the Company’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

(e)       The operations of the Company and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”).

Section 5.24. Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to VGAC Shareholders, and at the time of the VGAC Extraordinary General Meeting, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.25. Brokers’ Fees. Section 5.25 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person that is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.26. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to any VGAC Party. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to any VGAC Party or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the representations and warranties made by the Company to the VGAC Parties in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company in this Article 5 and as may be provided in the Ancillary Agreements. The Company acknowledges and agrees that, except for the representations and warranties contained in Article 6 or the Ancillary Agreements, none of the VGAC Parties or any of their Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding any of the VGAC Parties or the transactions contemplated hereunder or thereunder, including in respect of the VGAC Parties, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.26 shall limit remedies in the event of fraud.

Article 6
Representations and Warranties of the VGAC Parties

Except as set forth in the VGAC Disclosure Schedule (subject to Section 12.14) or in any publicly available SEC Document filed by VGAC before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature, except for any specific factual information contained therein, which shall not be excluded), the VGAC Parties represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 6.01. Corporate Organization.

(a)       Each of the VGAC Parties has been duly incorporated, organized or formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)       A true and complete copy of the certificate of incorporation of each VGAC Party, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, and a true and correct copy of the bylaws, as applicable, of each VGAC Party, have been made available by VGAC to the Company and each is in full force and effect and each of the VGAC Parties is not in violation of any of the provisions thereof.

(c)       Each of the VGAC Parties is duly licensed or qualified and, where applicable, in good standing as a foreign corporation or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a VGAC Material Adverse Effect.

Section 6.02. Corporate Authorization.

(a)       Each of the VGAC Parties has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such VGAC Party is (or is specified to be) a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which a VGAC Party is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the board of directors of each VGAC Party, and no other corporate or similar organizational action on the part of any VGAC Party or any holders of any Equity Securities of any VGAC Party is necessary to authorize the execution and delivery by such VGAC Party of this Agreement or the Ancillary Agreements to which such VGAC Party is (or is specified to be) a party, the performance by such VGAC Party of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, other than (i) the VGAC Shareholder Approval and (ii) the adoption of this Agreement by VGAC in its capacity as the sole shareholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub. This Agreement has been duly and validly executed and delivered by each of the VGAC Parties and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the VGAC Parties, enforceable against each of the VGAC Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which a VGAC Party is (or is specified to be) a party, when executed and delivered by such VGAC Party, will be duly and validly executed and delivered by such VGAC Party, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of such VGAC Party, enforceable against such VGAC Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       The VGAC Shareholder Approval is the only vote of any of VGAC’s share capital necessary in connection with the entry into this Agreement by the VGAC Parties, and the consummation of the transactions contemplated hereby, including the Closing.

(c)       At a meeting duly called and held, the board of directors of each of the VGAC Parties has unanimously: (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective stockholders; (iii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable; (iv) approved the transactions contemplated by this Agreement as a Business Combination; and (v) resolved to recommend to the Pre-Closing VGAC Holders approval of the transactions contemplated by this Agreement (the “VGAC Board Recommendation”).

Section 6.03. Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of any VGAC Party with respect to any VGAC Party’s execution or delivery of this Agreement or any Ancillary Agreement to which a VGAC Party is (or is specified to be) a party or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act or foreign Antitrust Laws, (b) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the VGAC Parties, taken as a whole, or (c) approval for listing the Newco Common Stock issued pursuant to this Agreement on the NYSE.

Section 6.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any VGAC Party is (or is specified to be) a party by the VGAC Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any Applicable Law, or the certificate of incorporation, bylaws or other organizational documents of any VGAC Party or any Subsidiary of any VGAC Party, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.03, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which any VGAC Party or any Subsidiary of any VGAC Party is a party or by which any VGAC Party or any Subsidiary of any VGAC Party is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any material Contract, or (c) result in the creation of any Lien upon any of the properties or assets of any VGAC Party or any Subsidiary of any VGAC Party or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of each of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the VGAC Parties as a whole.

Section 6.05. Litigation and Proceedings. There are no Actions (other than investigations), or, to the knowledge of VGAC, investigations, pending before or by any Governmental Authority or, to the knowledge of VGAC, threatened, against any VGAC Party that would reasonably be expected to be, individually or in the aggregate, material to the VGAC Parties as a whole or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon any VGAC Party.

Section 6.06. VGAC Capitalization.

(a)       The authorized share capital of VGAC consists of  (i) 200,000,000 VGAC Class A Ordinary Shares, of which 50,855,000 VGAC Class A Ordinary Shares are issued and outstanding as of the date hereof, (ii) 20,000,000 VGAC Class B Ordinary Shares, of which 12,713,750 VGAC Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no preference shares are issued and outstanding as of the date hereof. As of the date hereof, there are issued and outstanding VGAC Warrants in respect of 25,065,665 VGAC Class A Ordinary Shares, which will entitle the holders thereof to purchase shares of Newco Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding VGAC Class A Ordinary Shares and VGAC Class B Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities).

(b)       Except for the VGAC Warrants, and the VGAC Class A Ordinary Shares and the VGAC Class B Ordinary Shares set forth in Section 6.06(a), there are no Equity Securities of VGAC. Other than the VGAC Shareholder Redemption Right, there are no outstanding contractual obligations of VGAC to repurchase, redeem or otherwise acquire any Equity Securities of VGAC.

(c)       Merger Sub is wholly-owned by VGAC and Merger Sub holds no Equity Securities of any Person.

(d)       The Newco Common Stock will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with Applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities laws and any restrictions set forth in the Newco Certificate of Incorporation or the Newco Bylaws.

Section 6.07. Undisclosed Liabilities.

(a)       Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(b)       VGAC was formed solely for the purpose of effecting a Business Combination and has not engaged in any business activities or conducted any operations other than in connection with its formation and funding, including its initial public offering, and the sourcing and negotiation of a Business Combination and the execution, delivery and performance of this Agreement.

(c)       There is no material liability, debt or obligation of any VGAC Party, except for liabilities, debts and obligations (i) reflected or reserved for on VGAC’s balance sheet for the fiscal quarter ended September 30, 2020 as reported on Form 10-Q or disclosed in the notes thereto, (ii) that have arisen since September 30, 2020 in the ordinary course of the operation of business of VGAC consistent with past practice or (iii) incurred in connection with the transactions contemplated by this Agreement.

Section 6.08. VGAC SEC Documents; Controls.

(a)       VGAC has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to VGAC’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of VGAC or the SEC Documents has been received by VGAC.

(b)       The financial statements of VGAC included in the SEC Documents, including all notes and schedules thereto (the “VGAC Financials”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of VGAC, as of their respective dates, and the results of operations and cash flows of VGAC, for the periods presented therein.

(c)       VGAC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of the NYSE). VGAC’s disclosure controls and procedures are (i) designed to provide reasonable assurance regarding the reliability of VGAC’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) reasonably designed to ensure that material information relating to VGAC is accumulated and communicated to VGAC’s management as appropriate. Since VGAC’s formation, there have been no significant deficiencies or material weakness in VGAC’s internal control over financial reporting (whether or not remediated) and no change in VGAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, VGAC’s internal control over financial reporting.

Section 6.09. Listing. The issued and outstanding VGAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the date hereof, there is no Action pending, or to the knowledge of VGAC, threatened against VGAC by the NYSE or the SEC with respect to any intention by such entity to deregister any VGAC Ordinary Shares or prohibit or terminate the listing of any VGAC Ordinary Shares on the NYSE.

Section 6.10. Registration Statement and Proxy Statement. At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to VGAC Shareholders, and at the time of the VGAC Extraordinary General Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that VGAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to VGAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 6.11. Trust Account. As of the date of this Agreement, VGAC has (and, assuming no holders of VGAC Ordinary Shares exercise the VGAC Shareholder Redemption Right, will have immediately prior to the Closing) at least $508,550,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of VGAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of VGAC Ordinary Shares who shall have exercised their VGAC Shareholder Redemption Right and (y) any underwriters in connection with VGAC’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem

VGAC Ordinary Shares pursuant to the VGAC Shareholder Redemption Right. VGAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of VGAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of VGAC, threatened with respect to the Trust Account.

Section 6.12. Absence of Certain Changes. Since its respective formation through the date of this Agreement, neither of the VGAC Parties has (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a VGAC Material Adverse Effect. Except as set forth in VGAC’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2020 through the date of this Agreement, there has not been any action taken or agreed upon by VGAC or any of its Subsidiaries that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.

Section 6.13. Compliance with Laws; Permits. Each of the VGAC Parties and each of the VGAC Parties’ officers, directors and employees are, and since its respective date of formation have been, in compliance with all Applicable Laws in all material respects. Since each VGAC Party’s respective date of formation, (i) none of the VGAC Parties has been subjected to, or received any notification from, any Governmental Authority of a violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, (ii) to the knowledge of each of the VGAC Parties, no claims have been filed against any of the VGAC Parties with any Governmental Authority alleging any material failure by any of the VGAC Parties to comply with any Applicable Law, and (iii) none of the VGAC Parties have made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Applicable Law.

Section 6.14. Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which any of the VGAC Parties are a party or by which any VGAC Party’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by VGAC on less than 60 days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of any of the VGAC Parties as its business is currently conducted, any acquisition of material property by the VGAC Parties, or restricts in any material respect the ability of any of the VGAC Parties from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “VGAC Material Contract”). All VGAC Material Contracts have been made available to the Company.

Section 6.15. Employees and Employee Benefits Plans. Neither of the VGAC Parties (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of VGAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by VGAC’s officers and directors in connection with activities on VGAC’s behalf in an aggregate amount not in excess of the amount of cash held by VGAC outside of the Trust Account (exclusive of the proceeds of the PIPE Financing), VGAC has no unsatisfied liability with respect to any officer or director.

Section 6.16. Properties. VGAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). VGAC does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 6.17. Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of VGAC Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between VGAC, on the one hand, and any related party of VGAC, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the VGAC Ordinary Shares or, to the knowledge of VGAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to VGAC, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of VGAC, Sponsor, any beneficial owner of 5% or more of the VGAC Ordinary Shares or, to the knowledge of VGAC, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that VGAC uses, owns or leases (other than through any Equity Securities of VGAC) or (ii) any customer, vendor or other material business relation of VGAC or Sponsor.

Section 6.18. Taxes.

(a)       All material federal, state, local and foreign Tax Returns required to be filed by the VGAC Parties (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.

(b)       The VGAC Parties have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the VGAC Parties, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(c)       Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the VGAC Parties.

(d)       All material amounts of Taxes required to be withheld by the VGAC Parties have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(e)       None of the VGAC Parties has received from any Governmental Authority written notice of, nor to the knowledge of the VGAC Parties is there currently (i) any threatened, proposed, or assessed deficiency for Taxes of the VGAC Parties, except for such deficiencies that have been satisfied by payment, settled or withdrawn, or (ii) any audit or other proceeding by any Governmental Authority that is pending or in progress with respect to any Taxes due from any of the VGAC Parties.

(f)       None of the VGAC Parties has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where such VGAC Party has not paid Taxes or filed Tax Returns, except for claims that have been finally resolved.

(g)       None of the VGAC Parties has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. None of the VGAC Parties has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(h)       None of the VGAC Parties is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the ordinary course of business which do not primarily relate to Taxes.

(i)       None of the VGAC Parties has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(j)       None of the VGAC Parties has ever been a member of an Affiliated Group. None of the VGAC Parties has liability for the Taxes of any other Person (other than a VGAC Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the ordinary course of business which does not principally relate to Taxes).

(k)       None of the VGAC Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business; (v) any investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing or (vi)

Section 965 of the Code, Section 951A or any “subpart F income” under Section 951(a) of the Code with respect to transactions made prior to the Closing.

(l)       None of the VGAC Parties has any obligation to make any payment described in Section 965(h) of the Code.

(m)       None of the VGAC Parties has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(n)       The VGAC Parties have complied in all material respects with the conditions stipulated in each Tax Grant that the VGAC Parties have utilized.

(o)       None of the VGAC Parties has (i) deferred any Taxes under Section 2302 of the CARES Act, (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act.

(p)       To the knowledge of the VGAC Parties, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 6.19. PIPE Investment.

(a)       VGAC has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by VGAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of VGAC, with respect to each PIPE Investor, each PIPE Subscription Agreement with such PIPE Investors is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by VGAC. Each PIPE Subscription Agreement is a legal, valid and binding obligation of VGAC and, to the knowledge of VGAC, each PIPE Investor that is party thereto, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by VGAC or, to the knowledge of VGAC, such PIPE Investor, violates any Applicable Laws. There are no other agreements, side letters, or arrangements between VGAC and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to VGAC the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, VGAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to VGAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of VGAC under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, VGAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to VGAC the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.

(b)       No fees, consideration or other discounts are payable or have been agreed by VGAC or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the PIPE Subscription Agreements.

Section 6.20. Certain Business Practices; Anti-Corruption.

(a)       The VGAC Parties, and to the knowledge of VGAC each of the VGAC Parties’ respective officers, directors, employees, agents, representatives or other persons acting on their behalf, have complied with and are in compliance in all material respects with Anti-Corruption Laws.

(b)       Neither the VGAC Parties, nor to the knowledge of VGAC any of the VGAC Parties’ respective officers, directors, employees, agents, representatives or other persons acting on their behalf, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c)       Neither the VGAC Parties, nor to the knowledge of VGAC any of VGAC’s Affiliates or any of its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

(d)       The operations of the VGAC Parties are and have been conducted at all times in material compliance with all Anti-Money Laundering Laws.

Section 6.21. Independent Investigation. VGAC and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and VGAC acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. VGAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Shareholders set forth in the Ancillary Agreements; and (b) none of the Company, its Affiliates nor their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.21 shall limit remedies in the event of fraud.

Section 6.22. Brokers’ Fees. Except fees described on Section 6.22 of the VGAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by VGAC or any of its Affiliates.

Section 6.23. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, none of the VGAC Parties, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to the Company or any Company Shareholder. None of the VGAC Parties, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any information regarding the VGAC Parties or otherwise, except for the representations and warranties made by the VGAC Parties to the Company in this Article 6 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the VGAC Parties hereby expressly disclaims any representations or warranties other than those expressly given by the VGAC Parties in this Article 6 and as may be provided in the Ancillary Agreements. Each of the VGAC Parties acknowledges and agrees that, except for the representations and warranties contained in Article 5 or the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder or thereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or the Ancillary Agreements. The VGAC Parties are not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit remedies in the event of fraud.

Article 7
Covenants of the Company

Section 7.01. Conduct of Business. From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 7.01 of the Company Disclosure Schedule, as expressly required by this Agreement, as consented to by VGAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Applicable Law, (i) use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, (ii) preserve the business of the Company, (iii) maintain the services of its officers and key employees, (iv) make payments of accounts payable and conduct collection of accounts receivable in the Ordinary Course of Business, (v) timely pay all material Taxes that become due and payable, (vi) maintain the existing business relationships of the Company, and (vii) not:

(a)       change, amend or propose to amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b)       directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of the Company, including any Company Shares, or any Equity Securities of any of the Subsidiaries of the Company, other than the grant of Company Options in the Ordinary Course of Business;

(c)       take any action that would constitute or result in Leakage (other than Permitted Leakage);

(d)       other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract, (ii) materially amend, extend or renew any Significant Contract or (iii) enter into any Significant Contract;

(e)       (i) except as required by the terms of the Company Benefit Plans in effect on the date hereof and as made available to the VGAC Parties, grant any severance, retention or termination pay to, or enter into or amend any severance or retention agreement with, any current or former Service Provider, (ii) other than in the Ordinary Course of Business, enter into any termination, employment, consulting, bonus, change in control or severance agreement with any current or former Service Provider, (iii) increase the compensation or benefits provided to any current or former Service Provider at the level of Vice President or above, (iv) grant any equity or equity based awards to any current or former Service Provider other than in the Ordinary Course of Business, (v) other than as required by the terms of the Company Benefit Plans in effect on the date hereof and made available to the VGAC Parties, accelerate the vesting or payment of any equity or equity-based awards held by any current or former Service Provider,

(vi) establish, adopt, enter into, materially amend, or terminate any Company Benefit Plan or Labor Contract or (vii) hire any employees at the level of Vice President or above;

(f)       acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(g)       (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $10,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company and other than loans and advances to directors, officers and employees in the Ordinary Course of Business or under the terms of existing Company Benefit Plans, (iii) cancel or forgive any material debts or other material amounts owed to the Company or any of its Subsidiaries other than in the Ordinary Course of Business or (iv) commit to do any of the foregoing;

(h)       (i) make or change any material Tax election, (ii) adopt or change any material Tax accounting method, (iii) settle or compromise any material Tax liability, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (v) file any amended material Tax Return, (vi) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (vii) settle or consent to any claim or assessment relating to any material amount of Taxes;

(i)       except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property or Licensed Intellectual Property;

(j)       (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $25,000,000 individually or in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;

(k)       sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries (other than Intellectual Property, which is addressed in Section 7.01(i));

(l)       merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;

(m)       make any change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Applicable Law or to obtain compliance with PCAOB auditing standards;

(n)       permit any insurance policies listed in Section 5.18 of the Company Disclosure Schedule to be canceled or terminated in a manner that would be adverse or detrimental to the Company or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(o)       make any commitments for capital expenditures that would reasonably be expected to require payments during fiscal year 2021 in excess of $5,000,000 in the aggregate;

(p)       fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or

(q)       enter into any agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Section 7.01 shall give to VGAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of VGAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 7.02. Inspection. The Company shall, and shall cause its Subsidiaries to, afford to VGAC and its officers, employees, accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours, to all of their respective properties, books and records (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the VGAC Parties; provided, further, that any investigation pursuant to this Section 7.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company during normal business hours under the supervision of appropriate personnel of the Company.

Section 7.03. Termination of Certain Agreements. Prior to the Closing, the Company shall take all actions necessary to cause the Affiliate Transactions set forth on Section 7.03 of the Company Disclosure Schedule to be terminated effective prior to or as of the Closing such that such Affiliate Transactions are of no further force and effect following the Closing, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing (other than those that by the terms of such Affiliate Transactions expressly survive the termination of such Affiliate Transactions). Prior to the Closing, the Company shall deliver to VGAC written evidence reasonably satisfactory to VGAC of such terminations.

Section 7.04. Trust Account Waiver. The Company acknowledges that VGAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated October 1, 2020 (the “Prospectus”), substantially all of VGAC’s assets consist of the cash proceeds of VGAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of VGAC, certain of its public shareholders and the underwriters of VGAC’s initial public offering. The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to VGAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of VGAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with VGAC or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (i) bring any action or actions for specific performance, injunctive and/or other equitable relief or (ii) bring or seek a claim for Damages against VGAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of VGAC Ordinary Shares in accordance with the VGAC Governing Document and the Trust Agreement).

Section 7.05. Written Consent; Drag-Along. The Company and the requisite Company Shareholders have determined that the Merger constitutes a “Sale of the Company” as defined in the Company Voting Agreement, and that Section 5 of the Company Voting Agreement applies to the transactions contemplated hereby. The Company shall expend commercially reasonable efforts to obtain a duly executed counterpart to the Company Shareholder Approval from each Company Shareholder as expeditiously as possible after the effectiveness of the Registration Statement, and the Company shall promptly deliver such executed counterparts to VGAC. The materials submitted to such Company Shareholders in connection with soliciting counterparts to the Company Shareholder Approval shall include the unanimous recommendation of the Company Board that such Company Shareholders vote their Company Shares in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby.

Article 8
Covenants of VGAC

Section 8.01. Conduct of Business. During the Interim Period, except as set forth on Section 8.01 of the VGAC Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or as consented to by the Company in writing, VGAC shall not, and VGAC shall cause the other VGAC Parties not to:

(a)       change, amend or propose to amend (i) the VGAC Governing Document or the certificate of incorporation, bylaws, memorandum and articles of association or other organizational documents of any VGAC Party or (ii) the Trust Agreement or any other agreement related to the Trust Agreement;

(b)       directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of any VGAC Party, other than (i) in connection with the exercise of any VGAC Warrants outstanding on the date hereof, (ii) any redemption made in connection with the VGAC Shareholder Redemption Right, (iii) in connection with the PIPE Financing, or (iv) as otherwise required by the VGAC Governing Document in order to consummate the transactions contemplated hereby;

(c)       merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of VGAC (other than the Merger);

(d)       make, authorize or declare any dividend (whether in the form of cash or other property) or distribution;

(e)       enter into any material Contract or, other than in the ordinary course of business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (ii) materially amend, extend or renew any material Contract;

(f)       hire any employees or adopt any benefit plans;

(g)       acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(h)       incur any indebtedness for borrowed money;

(i)       make any loans, advances or capital contributions to, or investments in, any other Person;

(j)       (i) fail to timely pay all Taxes that become due and payable, (ii) make or change any material Tax election, (iii) adopt or change any material Tax accounting method, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (vi) file any amended material Tax Return, (vii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (viii) settle or consent to any claim or assessment relating to any material amount of Taxes;

(k)       (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on Newco or the Surviving Corporation, (B) result in a payment of greater than $50,000 individually or in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) waive, release or assign any claims or rights of the VGAC Parties;

(l)       sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the VGAC Parties;

(m)       merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the VGAC Parties;

(n)       make any change in financial accounting methods, principles or practices of the VGAC Parties, except insofar as may have been required by a change in GAAP or Applicable Law;

(o)       pay, or make any commitments for, capital expenditures; or

(p)       enter into any agreement to do any action prohibited under this Section 8.01.

Nothing contained in this Section 8.01 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of the VGAC Parties prior to the Closing Date. Prior to the Closing Date, each of VGAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 8.02. NYSE Listing. From the date hereof through the Closing, VGAC shall use reasonable best efforts to ensure that VGAC remains listed as a public company, and that VGAC Ordinary Shares remain listed, on the NYSE. VGAC shall use reasonable best efforts to ensure that Newco is listed as a public company, and that shares of Newco Common Stock are listed on the NYSE, in each case, as of the Effective Time.

Section 8.03. PIPE Subscription Agreements. Unless otherwise approved in writing by the Company, VGAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the applicable PIPE Investors pursuant to the PIPE Subscription Agreements. VGAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) VGAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, VGAC shall give the Company prompt (under the circumstances) written notice:  (A) of any amendment to any PIPE Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any PIPE Subscription Agreement known to VGAC; (C) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (D) of any underfunding of any amount under any PIPE Subscription Agreement.

Section 8.04. Section 16 of the Exchange Act. Prior to the Closing, the VGAC board of directors, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisitions of Newco Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of VGAC for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

Section 8.05. Qualification as an Emerging Growth Company. VGAC shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause VGAC to not qualify as an “emerging growth company” within the meaning of such Act.

Article 9
Joint Covenants

Section 9.01. Efforts to Consummate.

(a)       Subject to the terms and conditions herein provided, each Party shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (z) obtaining approval for listing the Newco Common Stock issued pursuant to this Agreement on the NYSE). Subject to Section 12.06, the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, and any fees associated with obtaining approval for listing the Newco Common Stock issued pursuant to this Agreement on the NYSE, shall be paid by VGAC (if to be paid prior to the Closing) or by Newco (if to be paid at or after the Closing). Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. (The foregoing notwithstanding, nothing herein shall require the Company to incur any liability or expense (other than de minimis costs and expenses) or subject itself or its business to any imposition of any limitation on the ability to conduct its business or to own or exercise control of its assets or properties.)

(b)       Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under Applicable Law and obtaining approval for listing the Newco Common Stock issued pursuant to this Agreement on the NYSE.

(c)       Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by Applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other parties hereto of) any material substantive communications from or with any Governmental Authority, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority; provided that materials required to be provided pursuant to this Section 9.01(c) may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 9.02. Indemnification and Insurance.

(a)       All rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, provided in the respective certificate of incorporation, certificate of formation, operating agreement, bylaws or other organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect. Without limiting the foregoing, the Company shall not, for a period of not less than six years from the Effective Time, amend, repeal or otherwise modify the provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b)       The Company shall cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c)       VGAC shall cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(d)       Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 9.02.

Section 9.03. Tax Matters.

(a)       The Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes: (i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto and (ii) the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto (the “Intended Tax Treatment”). The Parties will not take any action that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment and will not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication and with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(b)       Newco will use commercially reasonable efforts to cooperate upon reasonable request to provide the pre-Closing equityholders of VGAC information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to VGAC for each year that VGAC is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

(c)       All Transfer Taxes incurred by VGAC, Merger Sub and the Company in connection with this Agreement shall be borne by Newco and paid when due. Newco shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by Applicable Law, VGAC, Merger Sub and the Company will join in the execution of any such Tax Return or documentation.

Section 9.04. Proxy Statement; Registration Statement.

(a)       As promptly as reasonably practicable after the date of this Agreement, VGAC shall prepare, and VGAC shall file with the SEC, (i) a preliminary proxy statement in connection with the Merger to be filed as part of the Registration Statement and sent to the Pre-Closing VGAC Holders relating to the VGAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. VGAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement. VGAC shall use its commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger.

(b)       VGAC shall, as promptly as practicable, notify the Company of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. VGAC shall cooperate and provide the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and include all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. VGAC shall use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Merger, and the Company shall promptly furnish all information concerning the Company as may be reasonably requested in connection with any such action. Each of VGAC and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of VGAC and the Company or their respective Subsidiaries, as applicable, to the SEC or the NYSE in connection with the Merger (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”). VGAC will advise the Company, promptly (under the circumstances) after VGAC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the VGAC Ordinary Shares or the Newco Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information.

(c)       Without limiting the generality of (b), the Company shall promptly furnish to VGAC for inclusion in the Proxy Statement and the Registration Statement audited financial statements of the Company and its Subsidiaries (i) as of, and for the nine months ended, December 31, 2020, and (ii) as of, and for the twelve months ended, March 31, 2020 and March 31, 2019, in each case prepared in accordance with GAAP and Regulation S-X and audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act (the “Audited Financial Statements”), together with auditor’s reports and consents to use such financial statements and reports.

(d)       Each of VGAC and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (i) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing VGAC Holders, or at the time of the VGAC Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)       If, at any time prior to the Effective Time, any information relating to VGAC, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Holders is discovered by any of VGAC or the Company and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by VGAC with the SEC and, to the extent required by Applicable Law, disseminated to the Pre-Closing VGAC Holders.

Section 9.05. VGAC Shareholder Approval.

(a)       VGAC shall take, in accordance with Applicable Law, the NYSE rules, and the VGAC Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of VGAC Ordinary Shares (including any permitted adjournment or postponement, the “VGAC Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the VGAC Shareholders with the opportunity to effect a VGAC Share Redemption in connection therewith as promptly as reasonably practicable (and in any event within thirty days) after the date that the Registration Statement is declared effective under the Securities Act. VGAC shall, through the VGAC board of directors, recommend to the VGAC Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the Domestication, (iii) in connection with the Domestication, the amendment of the VGAC Governing Document and approval of the Newco Certificate of Incorporation and Newco Bylaws, (iv) the issuance of (A) the Newco Common Stock issuable in connection with the Merger and (B) the Newco Common Stock issuable in connection with the PIPE Financing, (v) the adoption of the Incentive Equity Plan, (vi) the election of the directors constituting the Newco Board, (vii) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (viii) the adoption and approval of any other proposals as reasonably agreed by VGAC and the Company to be necessary or appropriate in connection with the Merger and (ix) adjournment of the VGAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix), together, the “Transaction Proposals”). VGAC shall use its reasonable best efforts to obtain the approval of the Transaction Proposals at the VGAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking the approval of the Transaction Proposals.

(b)       Notwithstanding anything to the contrary contained in this Agreement, once the VGAC Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, VGAC will not adjourn the VGAC Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event VGAC shall adjourn the meeting up to three times for up to ten Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that VGAC has determined in good faith, after consultation with its outside legal advisors, is necessary under Applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of VGAC Ordinary Shares prior to the VGAC Extraordinary General Meeting, or (iii) a one-time adjournment of up to ten Business Days to solicit additional proxies from holders of VGAC Ordinary Shares to the extent VGAC has determined that such adjournment is reasonably necessary to obtain the approval of the Transaction Proposals.

Section 9.06. Newco Board of Directors. The Parties shall take all necessary action to cause the Board of Directors of Newco (the “Newco Board”) as of immediately following the Closing to consist of nine directors, of whom one individual shall be designated by VGAC (the “VGAC Designee”), and of whom eight individuals shall be designated by the Company no later than 14 days prior to the effectiveness of the Registration Statement (the “Company Designees”). Each Company Designee shall meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of VGAC (as in effect on the date of this Agreement), and a number of Company Designees shall qualify as independent directors as determined by the Board of Directors of VGAC such that a majority of the directors as of immediately following the Closing shall qualify as independent directors. The Company Designees and the individual designated by VGAC shall be assigned to classes of the Newco Board as set forth on Section 9.06 of the Company Disclosure Schedule.

Section 9.07. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice VGAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the VGAC Governing Document, (a) at the Closing, (i) VGAC shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for VGAC Share Redemptions and (B) pay all amounts then available in the Trust Account to, or at the direction of, Newco in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 9.08. Form 8-K Filings. VGAC and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”). VGAC and the Company shall cooperate in good faith with respect to the prompt preparation by VGAC of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four Business Days thereafter), VGAC shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date (the “Announcement 8-K”). Prior to the Closing, VGAC and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, VGAC shall issue the Closing Press Release. VGAC and the Company shall cooperate in good faith with respect to the preparation by the Company of, and, at least five days prior to the Closing, the Company shall prepare, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four Business Days) thereafter, Newco shall file the Completion 8-K with the SEC.

Section 9.09. Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, VGAC shall approve and, subject to approval of the VGAC Shareholders, adopt, an incentive equity plan that provides for the grant of awards to employees and other service providers of Newco and its Subsidiaries with a total pool of awards of Newco Common Stock not exceeding 17% of the aggregate number of shares of Newco Common Stock outstanding at the Closing, on a fully diluted, as converted and as-exercised basis (with such total pool of awards to be inclusive of shares reserved for issuance upon the exercise of options to purchase shares of Newco Common Stock issued in the Merger in respect of unvested Company Options, and, for the avoidance of doubt, exclusive of the Rollover Elected Vested Options, if any) (the “Incentive Equity Plan”). The Incentive Equity Plan shall provide for an annual “evergreen” increase not more than 3% of the outstanding shares of Newco Common Stock for a period of five years following the Closing. The Incentive Equity Plan shall be in substantially the form set forth as Annex G.

Section 9.10. No Shop. During the Interim Period, none of VGAC or Merger Sub, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they direct, authorize or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with, any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of VGAC, fail to include the VGAC Board Recommendation in (or remove the VGAC Board Recommendation from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the transactions contemplated hereby, or, in the case of VGAC, the VGAC Board Recommendation, unless, in the case of clauses (b) and (c), the Board of Directors of VGAC determines, in good faith, that the failure to take, or taking of, such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, each of the VGAC Parties and the Company shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, (i) with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the transactions contemplated hereby and transactions with customers in the Ordinary Course of Business), in each case, involving the sale, lease, exchange or other disposition of properties or assets or Equity Securities of the Company or any of the Company’s Subsidiaries and (ii) with respect to VGAC, any transaction (other than the transactions contemplated hereby) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving VGAC (or any Affiliate or Subsidiary of VGAC), on the one hand, and any party other than the Company or the Company Shareholders, on the other hand.

Section 9.11. Notification of Certain Matters. Each of the Company and the VGAC Parties shall give prompt notice to the other Party of: (a) any Action or investigation that would have been required to be disclosed to the other Party under this Agreement if such Party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (d) without limiting Section 9.01, any regulatory notice or report from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of its Subsidiaries that could reasonably be expected to materially affect the Company’s or any of its Subsidiaries’ current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

Article 10
Conditions to Obligations

Section 10.01. Conditions to Obligations of the VGAC Parties and the Company. The obligations of the VGAC Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by Applicable Law) in writing by all of such parties:

(a)       HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b)       NYSE Listing Requirements. The shares of Newco Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the NYSE and shall be eligible for continued listing on the NYSE immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to the Closing).

(c)       Applicable Law. There shall not be in force any Applicable Law or Governmental Order enjoining, prohibiting, making illegal, or preventing the consummation of the Merger.

(d)       VGAC Shareholder Approval. The VGAC Shareholder Approval shall have been obtained.

(e)       Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(f)       Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(g)       Net Tangible Assets. VGAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the PIPE Financing and the closing of the VGAC Share Redemption.

(h)       Domestication. The Domestication shall have been consummated.

(i)       Financial Statements. The Company shall have delivered to VGAC the financial statements required to be included in the Completion 8-K.

Section 10.02. Conditions to Obligations of the VGAC Parties. The obligations of the VGAC Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the VGAC Parties:

(a)       Representations and Warranties.

(i)       Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.06, Section 5.09(a) and Section 5.25, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)       The representations and warranties of the Company contained in Section 5.01(c), Section 5.02 and Section 5.09(a) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii)       Each of the representations and warranties of the Company contained in Section 5.01(a), Section 5.01(b), Section 5.06 and Section 5.25 (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except for, in each case, such failures to be true and correct as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b)       Covenants. Each of the covenants, obligations and agreements of the Company hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)       No Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)       Closing Deliverables. VGAC shall have received the deliverables set forth in Section 4.06(a).

Section 10.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)       Representations and Warranties.

(i)       Each of the representations and warranties of the VGAC Parties contained in this Agreement (without giving effect to any materiality or “VGAC Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.06, Section 6.12(b) and Section 6.22, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a VGAC Material Adverse Effect.

(ii)       The representations and warranties of the VGAC Parties contained in Section 6.01(c), Section 6.02 and Section 6.12(b) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii)       Each of the representations and warranties of the VGAC Parties contained in Section 6.01(a), Section 6.01(b), Section 6.06 and Section 6.22 (without giving effect to any materiality or “VGAC Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such time).

(b)       Covenants. Each of the covenants, obligations and agreements of the VGAC Parties hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)       No VGAC Material Adverse Effect. From the date of this Agreement, there shall not have occurred a VGAC Material Adverse Effect.

(d)       Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.06(b).

(e)       Minimum Cash. Available Cash shall be greater than or equal to Minimum Cash.

Section 10.04. Satisfaction of Conditions. All conditions to the obligations of the Company and the VGAC Parties to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

Article 11
Termination/Effectiveness

Section 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)       by written consent of the Company and VGAC;

(b)       by either the Company or VGAC if the Closing shall not have occurred on or before September 30, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of or failure to perform any provision of this Agreement results in the failure of the Closing to be consummated by such date;

(c)       by either the Company or VGAC if the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order;

(d)       by VGAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date VGAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from VGAC of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that VGAC shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if any VGAC Party is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by such VGAC Party would cause any condition set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied;

(e)       by the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the VGAC Parties set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating VGAC Breach”), except that, if any such Terminating VGAC Breach is curable by any VGAC Party, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by VGAC of notice from the Company of such breach, but only as long as the VGAC Parties continue to use their reasonable best efforts to cure such Terminating VGAC Breach (the “VGAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating VGAC Breach is not cured within the VGAC Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if the Company is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by the Company would cause any condition set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied; or

(f)       by either the Company or VGAC if  the VGAC Shareholder Approval is not obtained upon a vote duly taken thereon at the VGAC Extraordinary General Meeting (subject to any permitted adjournment or postponement of the VGAC Extraordinary General Meeting).

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other Section 11.01(a)) shall give notice of such termination to each other Party.

Section 11.02. Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any of the Parties for any (i) intentional and willful breach of this Agreement by such Party occurring prior to such termination or (ii) fraud by such Party. The provisions of Section 7.04, this Section 11.02, and Sections 12.05, 12.06, 12.07, 12.08, 12.09, 12.10, 12.13, 12.15, 12.16 and 12.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any defined term or other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

Article 12
Miscellaneous

Section 12.01. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed, (ii) any covenants and agreements in the Surviving Provisions and (iii) any claim arising out of fraud.

Section 12.02. Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.

Section 12.03. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

(i)       If to any VGAC Party, to:

VG Acquisition Corp.
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention: James Cahillane
Email: james.cahillane@virgin.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017

Attention:	William H. Aaronson
Derek Dostal
Lee Hochbaum
Email:	william.aaronson@davispolk.com
derek.dostal@davispolk.com
lee.hochbaum@davispolk.com

(ii)       If to the Company, to:

23andMe, Inc.
223 North Mathilda Avenue
Sunnyvale, CA 94086

Attention:	Kathy Hibbs,
Chief Legal and Regulatory Officer
Email:	khibbs@23andme.com

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Oxford Centre, Thirty-Second Floor
Pittsburgh, PA 15219-6401
Attention:	Marlee Myers
Todd A. Hentges
Email:	marlee.myers@morganlewis.com
todd.hentges@morganlewis.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.03.

Section 12.04. Assignment. No party hereto shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other parties hereto. Any assignment in contravention of the preceding sentence shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.05. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) from and after the Effective Time, the Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article 3, Article 4, and this Section 12.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.05 and Section 12.15.

Section 12.06. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, if the transactions herein contemplated are consummated, Newco shall pay or cause to be paid all (i) costs and expenses (including fees and expenses of counsel, auditors and financial and other advisors) incurred by the Company, its Subsidiaries and the VGAC Parties in connection with this Agreement and the transactions herein contemplated and (ii) deferred initial purchaser and underwriting compensation incurred by VGAC in connection with its initial public offering.

Section 12.07. Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Applicable Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Applicable Laws of another jurisdiction.

Section 12.08. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court and any state appellate court therefrom within the State of Delaware (or, if the Delaware Chancery Court or such state appellate court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08.

Section 12.09. Headings and Captions; Counterparts. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Entire Agreement. This Agreement (including, for the avoidance of doubt, any Annexes, Appendices, Exhibits or Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule and the VGAC Disclosure Schedule), the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties; provided that, after the VGAC Shareholder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the Pre-Closing VGAC Holders under Applicable Law without such approval having first been obtained.

Section 12.12. Publicity. Except (a) communications consistent with the final form of joint press release announcing the transactions contemplated by this Agreement and the investor presentation given to investors in connection with the announcement of the transactions contemplated by this Agreement or (b) as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the VGAC Parties, on the one hand, and the Company, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other Party.

Section 12.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under any Applicable Law governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14. Disclosure Schedules. Each of the Company and VGAC have set forth information on their respective disclosure schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the VGAC Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “VGAC Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any Section of the Company Disclosure Schedules or VGAC Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or VGAC Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in subclause (c), constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter.

Section 12.15. Enforcement.

(a)       The Parties agree that irreparable damage for which monetary Damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Applicable Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or Applicable Law.

(b)       Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this (b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 12.15 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.15 before exercising any termination right under Section 11.01 or pursuing Damages.

Section 12.16. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, VGAC or Merger Sub under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17. Legal Representation. The Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Davis Polk & Wardwell LLP) that represented VGAC, the Sponsor and/or the VGAC Designee prior to the Closing may represent the VGAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, after the Closing in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation of VGAC prior to the Closing, and each of VGAC and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of VGAC and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Davis Polk & Wardwell LLP) that represented the VGAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the VGAC Designee and the Sponsor and may be controlled by the VGAC Designee and the Sponsor, and shall not pass to or be claimed or controlled by Newco (after giving effect to the Closing), the Surviving Corporation or any other Company Waiving Party; provided that the VGAC Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with VGAC, the Sponsor or the VGAC Designee (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

VG ACQUISITION CORP.
By:	/s/ Evan Lovell
Name: Evan Lovell
Title: Chief Financial Officer

CHROME MERGER SUB, INC.
By:	/s/ James Cahillane
Name: James Cahillane
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

23ANDME, INC.

By:	/s/ Anne Wojcicki
Name: Anne Wojcicki
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]